Exhibit 10.1

BUSINESS SERVICES CONSULTING AGREEMENT

This business services consulting agreement (the “Agreement”) is dated effective as of December 1, 2015, (the “Effective Date”), and is between Allen Craig Ivey (“Ivey”), an individual having an office at 12935 N. Forty Drive, Suite 201, St. Louis, Missouri 63141, and Jason Industries, Inc. (the “Company”), a Delaware corporation, having an office at 411 E. Wisconsin Ave., Suite 2100, Milwaukee, Wisconsin 53202.

RECITALS

WHEREAS, the Company desires to have Ivey furnish certain services to the Company and its subsidiaries, as described in Section 1.01 (the “Services”), and Ivey has agreed to furnish Services pursuant to the terms and conditions set forth herein.

WHEREAS, the Audit Committee of the Board of Directors of the Company has approved this Agreement and, as such, the Company has all requisite power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.    Engagement of Ivey.

1.01    During the term of this Agreement, Ivey shall, on a non-exclusive basis, advise the Company’s management with respect to improving the Company’s overall business operations, including, but not limited to, the following: (i) reviewing the Company’s 2016 and long-range plans with an emphasis on top-line growth and margin enhancement; (ii) working with the Company’s management to improve manufacturing and supply chain reliability while optimizing total delivered cost; (iii) reviewing the Company’s costs associated with sales, general and administration, research and development and technology; (iv) reviewing and advising on all capital expenditures; (v) reviewing, developing and implementing, as appropriate, formal cost reduction and quality improvement programs across the Company’s four business units; and (vi) assisting in evaluating potential acquisition targets and post-acquisition integration.

1.02    In performing the Services, Ivey shall be subject to the oversight of the Company’s Chief Executive Officer and shall report to the Chief Executive Officer.

1.03    During the term of this Agreement as set forth in Section 2, Ivey shall devote substantially all of his business time and attention as is reasonably necessary to perform the Services. Ivey shall perform his duties under this Agreement in a conscientious, reasonable and competent manner. Ivey shall not be required to maintain a permanent office or other permanent physical presence at any facility owned or leased by the Company. Ivey may perform his duties by telephone or in person, provided that, upon reasonable notice from the Chief Executive Officer, Ivey shall be available to meet in person at the facilities of the Company and/or its affiliates.

Section 2.    Term and Termination

2.01.    This Agreement shall commence effective as of the Effective Date, and shall continue for one-month thereafter, unless the Agreement is terminated before the one-month anniversary as provided in Section 2.02 below, provided, however, that at the conclusion of the initial one-month term, the Agreement will automatically renew for consecutive one-month terms, unless either party provides the other party with two weeks written notice of such party’s intention not to renew the Agreement.

2.02.    This Agreement may be terminated (i) by the Company at any time without Cause; (ii) immediately by the Company for Cause; or (iii) upon the mutual written consent of the Company and Ivey. In the event that the Agreement is terminated pursuant to (i) of this Section 2.02, the Company shall either provide Ivey with two weeks written notice of such termination or pay Ivey a termination fee equal to two weeks of fees due under this Agreement, as calculated under Section 3, which shall be paid in a lump sum within two weeks of termination of the Agreement.

2.03.    For the purposes of this Agreement, “Cause” shall mean, with respect to the termination of this Agreement, fraud, gross negligence, criminal conduct or willful misconduct by Ivey in connection with performing Services hereunder, as reasonably determined by the Chief Executive Officer.

2.04.    In the event this Agreement is terminated pursuant to Section 2.02 above, Ivey shall cease to perform Services.  If the termination of this Agreement takes effect on a day other than the end of a calendar month, Ivey's monthly fee shall be prorated based on the number of days that Ivey performed Services during such calendar month until termination.

Section 3.    Payments to Ivey

3.01.    In consideration of Services furnished by Ivey hereunder, the Company shall pay to Ivey a monthly fee in the amount of Thirty Thousand Dollars ($30,000). Ivey shall be paid his monthly fee in arrears on the last day of the month.

3.02.    The Company shall reimburse Ivey for all reasonable expenses incurred by Ivey in the performance of the Services hereunder and all matters related thereto. Ivey shall prepare documentation of such expenses as required by the Company’s existing policies and procedures related to expense reimbursement, and the Company shall promptly reimburse Ivey for such expenses after receipt and approval of such documentation and any additional documentation the Chief Executive Officer may require. The aforementioned expenses will be subject to the periodic review and approval of the Audit Committee. The payment of such expenses shall be reported in accordance with applicable Internal Revenue Service statutes and regulations.

3.03.    The provisions of Section 3.02 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.  For the avoidance of doubt, the expenses payable by the Company to Ivey as described in Section 3.02 are exclusive of, and in addition to, the monthly fees payable to Ivey pursuant to Section 3.01.

3.04    Subject to the terms of this Agreement and subsequent instruction and direction from the Chief Executive Officer, Ivey shall have complete control of the means, manner, and method by which he will perform the Services, the times at which the Services will be performed, and the sequence of performance of the Services. The Company shall not be responsible for the withholding of taxes, workers compensation, employee benefits or any other employer liability for Ivey.   Without limiting the generality of the foregoing, the parties acknowledge and agree that Ivey is an independent contractor and that Ivey is not an employee of the Company and that he will not be treated or regarded as an employee of the Company for federal or state tax purposes. Ivey agrees that he will timely file all appropriate tax returns and make all payments to applicable taxing authorities (including the IRS) which result from the Company’s payment to him as an independent contractor.
Section 4.    Limitation on Liability. Ivey shall reasonably rely on information provided to him about the Company that is provided by the Company or the Company’s subsidiaries, employees, agents or representatives. In no event shall Ivey be liable for any error or inaccuracy of any report, computation or other information or document produced in accordance with this Agreement, for whose accuracy the Company assumes all responsibility, unless any such error or inaccuracy results from the fraud, gross negligence, willful misconduct or reckless disregard of Ivey in performing Services.

Section 5.    Indemnification. Ivey agrees to indemnify and hold harmless the Company and its successors and assigns, from and against any and all losses, damages, costs, expenses (including attorneys’ fees and other costs of defending any action) which it may incur as a result of any claim relating to (a) the breach or nonfulfillment of any covenant, agreement or representation on the part of Ivey under this Agreement, and (b) any act or omission of Ivey or the failure Ivey to conform to or comply with any federal, state or local laws, regulations or standards.

Section 6.    Confidential Information.  Ivey acknowledges that the information, observations and data obtained by him while performing Services under this Agreement concerning the business or affairs of the Company or provided to the Company by its customers and suppliers, that is not known generally to the public (“Confidential Information”), is the property of the Company. Therefore, Ivey agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Chief Executive Officer other than in a good faith effort to promote the interests of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Ivey’s acts or omissions. Notwithstanding the foregoing, nothing in this Section 6 shall be construed to in any way limit the rights of the Company to protect confidential or proprietary information that constitute trade secrets under applicable trade secret laws.

Section 7.    Non-Exclusive Arrangement. The Company understands that Ivey currently provides and will continue to provide managerial, executive and/or consulting services to certain other companies and entities, and acknowledges that such activities shall not constitute a breach of this Agreement and nothing contained in this Agreement shall in any way restrict Ivey from providing managerial, executive and/or consulting services to other companies or entities.

Section 8.    General

8.01.    This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior representations and agreements, whether oral or written, and cannot be modified, changed, waived or terminated except by a writing signed by both of the parties hereto.  No course of conduct or trade custom or usage shall in any way be used to explain, modify, amend or otherwise construe this Agreement.

8.02.    All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by nationally recognized overnight carrier, one day after being sent, or mailed by first class registered or certified mail, return receipt requested, five days after being sent.

8.03.     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin, without regard to conflict of law principles. All questions of interpretation, performance, and enforceability concerning this Agreement, and the rights and remedies of the parties hereunder and all related actions or counterclaims shall be initiated and prosecuted exclusively in Milwaukee County Circuit Court, Milwaukee, Wisconsin, and venue shall not be changed and such action or counterclaim shall not be removed to any Federal District Court.

8.04.    This Agreement may not be assigned directly or indirectly, by operation of law or otherwise, by any party hereto (including in connection with a sale or transfer of all or substantially all of business or assets of such party, whether by sale, merger, operation of law, or otherwise in connection with a change of control) without the prior written consent of the other parties to this Agreement.  This Agreement shall solely inure to the benefit of and be binding upon the parties hereto and their permitted (in accordance with the foregoing) successors and assigns.

8.05.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.06.          Sections 2.04, 3.02, 3.03, 4, 5, 6 and 8.03 and this Section 8.06 shall survive any expiration or termination of this Agreement.

The parties have duly executed this Agreement as of the date first above written.

ALLEN CRAIG IVEY

By:	/s/ Allen Craig Ivey

JASON INDUSTRIES INC.

By:	/s/ Thomas L. Doerr, Jr.
	Name:	Thomas L. Doerr, Jr.
	Title:	General Counsel and Secretary

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